Exhibit 10.34
EXECUTION COPY
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of January 16, 2015 between Louis R. Chênevert (hereinafter, the “Executive”), and UNITED TECHNOLOGIES CORPORATION, a Delaware corporation, with an office and place of business at Hartford, Connecticut (the “Company”).
WHEREAS, the Executive previously served as Chief Executive Officer of the Company as well Chairman of the Board of Directors of the Company (the “Board”); and
WHEREAS, parties wish to set forth their mutual understanding concerning the terms and conditions relative to the termination of the Executive’s employment with the Company.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby mutually agreed as follows:

1.	Termination Date. The Executive’s employment with the Company terminated effective as of January 3, 2015 (the “Termination Date”).

2.	Termination Benefits.

(a)	The Executive will receive payment of his base salary through December 31, 2014 with applicable adjustments for employee benefits.

(b)
The Executive has previously vested in his Executive Leadership Group life insurance benefit and will be entitled to elect post-retirement coverage benefits thereunder in accordance with the terms of the ELG Program (defined below).

(c)
The Executive and his eligible dependents will remain eligible to participate in the Company’s healthcare plan as in effect from time to time for the period from the Termination Date through December 31, 2016 (the first 12 months of which will run concurrently with the “COBRA” continuation period) or, if earlier, the date the Executive commences new employment entitling the Executive to healthcare coverage, if sooner (the “Benefit Continuation Period”) at a monthly cost to the Executive that is no more than the monthly cost of such coverage to an active senior executive employee of the Company as in effect from time to time; provided, that, if and to the extent such participation is prohibited by applicable law or the terms of the applicable plan or would result in such benefit being deemed discriminatory under the Internal Revenue Code of 1986, as amended (the “Code”) the Company shall, in lieu of such continued participation, pay the Executive monthly in arrears, during the Benefit Continuation Period, an amount in cash equal to the employer portion (applicable to an active senior executive of the Company) of the monthly premium for the coverage elected by the Executive under the Company’s healthcare plan. At the end of the Benefit Continuation Period, the Executive and his eligible dependents may continue such coverage in accordance with the plan’s “COBRA” continuation provisions at his expense for an additional six (6) months (the remainder of the COBRA continuation period).

(d)
The Executive’s termination of employment with the Company shall constitute a “Retirement”, effective as of the Termination Date, for purposes of the Company’s Amended and Restated 2005 Long Term Incentive Plan (the “LTIP”) and each applicable equity incentive award held by the Executive as of the Termination Date, and, in accordance therewith, (i) all stock options and stock appreciation rights held by the Executive as of the Termination Date shall be vested as of the effective date of this Agreement (including, without limitation, those certain stock appreciation rights granted as of January 2, 2014 covering 217,500 shares of common stock of the Company) and may be exercised at any time on or before the last day of the term of the applicable award, determined without regard to the Executive’s termination of employment, and (ii) all performance stock units held by the Executive as of the Termination Date (including, without limitation, those certain performance stock units granted as of January 2, 2014 covering up to 113,400 shares of common stock of the Company) shall remain issued and outstanding and eligible to vest as scheduled following the Termination Date if and to the extent applicable performance targets have been achieved.

Except as otherwise provided in this Agreement, the treatment of all long-term incentive awards shall be subject to and governed by the terms and conditions of the applicable long term incentive plan document and the schedule of terms applicable to each award, including, but not limited to, all applicable clawback and forfeiture provisions.

(e)
The Executive may purchase his Company-provided vehicle promptly following the date hereof in accordance with standard program procedures. The Executive will be responsible for any tax liability that may result from imputed income in connection with such purchase.

(f)	The Executive shall be entitled to continued membership in the Avis Chairman’s Club until December 31, 2016.

(g)
Subject to the terms of the program and the insurer’s consent, the Executive shall remain eligible to purchase liability insurance coverage pursuant to the Company’s group purchase umbrella insurance program as in effect from time to time, for so long as such program is made available to retired senior executives of the Company, on the same basis as such coverage is made available to other retired senior executives of the Company.

(h)
The parties hereto acknowledge and agree that pursuant to the terms of the LTIP certain employment or consulting activities that Executive may engage in during the one-year period following the Termination Date could result in the Company having a right to recover, recoup, recapture, clawback or otherwise require the Executive to forfeit or repay any award under the LTIP (collectively, “Company Remedies”). With respect to any such activities that the Executive may engage in during the applicable period of restriction that, absent the prior consent of the Senior Vice President, Human Resources and Organization, or other applicable person, could result in the Company having a Company Remedy, the Company agrees and acknowledges that if consent is requested by the Executive with respect to such activities, the Company will respond promptly and consider in good faith any such request for consent, taking into account factors such as the nature and scope of the proposed relationship, the inherent risk to Company Information (as defined below) and the actual competitive risk created by the proposed relationship. For the avoidance of doubt, this Section 2(h) (i) shall apply to all of the Executive’s stock options, stock appreciation rights, performance share units and other equity compensation awards granted pursuant to the LTIP or otherwise and (ii) shall not be construed as reducing any applicable period under such awards that applies to any conduct or activities of the Executive following the Termination Date.

(i)
The Company agrees that the Executive shall maintain ownership and use of his rolodex and other hard copy and electronic address books, personal emails and other personal files and the Company shall cooperate and assist the Executive, as may be reasonably requested, in the transfer to the Executive of his contacts, personal emails and other personal files, as well as any cell phone and mobile device numbers used by the Executive if such numbers are registered in the Company’s name.

(j)
Except as otherwise expressly provided in this Agreement, the Executive will not be eligible for (i) an incentive compensation award in 2015 in respect of 2014 under the Company’s Annual Executive Incentive Compensation Plan, or (ii) any payments and benefits pursuant to that certain Executive Leadership Group Program provided to the Executive as of March 2, 1998 (the “ELG Program”). This Agreement and the payments and benefits set forth in Sections 2(c) through 2(g) shall be subject to the Executive’s execution and non-revocation of this Agreement as set forth in Section 3(h).

3.	Employee Release of Claims.

(a)
The Executive, on behalf of himself and his heirs and successors and assigns, hereby agrees to and does release the Company, its subsidiaries, affiliates, divisions, present, future or former employees, officers, directors, agents and representatives (the “Releasees”) from any and all actions, damages, losses, costs and claims of any and every kind and nature whatsoever, at law or in equity, whether absolute or contingent, which he had, now has or may have arising out of, in connection with, or relating to his employment with the Company or the termination of that employment. This includes a release of any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, as amended, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act which prohibits discrimination on the basis of handicap; the Employee Retirement Income Security Act of 1974, as amended, which prohibits discrimination on the basis of eligibility to receive benefits and any other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes a release by the Executive of any claims or actions for wrongful discharge based on statute, regulation, contract, tort, common or civil law or otherwise.

(b)
This Release covers all claims based on any facts or events, whether known or unknown by the Executive that occurred on or before the date hereof, except that this Release does not include a release of any of the Executive’s rights to (i) any payments or benefits to be paid or provided or that are contemplated pursuant to this Agreement, (ii) indemnification relating to or arising out the Executive’s performance of services as an officer and/or director of the Company or any of its subsidiaries or affiliates (collectively the “Company Group”), including, without limitation, rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Group, under any agreement with any member of the Company Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force, (iii) any rights the Executive has as an equity holder in the Company and (iv) any vested pension, equity and equity-based compensation, deferred compensation, health or other welfare benefits to which he may be entitled in accordance with the terms of the Company employee benefit plans in which he participated.

(c)
Nothing in this Agreement shall be construed to prohibit the Executive from filing a charge with, or participating in, any investigation or proceeding by the EEOC or comparable governmental agency. The Executive agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by him or on his behalf with respect any claims released in Section 3 of this Agreement.

(d)
The Executive understands and agrees that the amounts paid, provided or contemplated pursuant to this Agreement are in full and complete satisfaction of all severance related amounts due to him by the Company and that no other payments of compensation are due him under the ELG Program or otherwise. The Executive further understands and agrees that he shall not be entitled to any additional severance payments, salary, incentive payments or payments in lieu of vacation, holiday or other fringe benefits.

(e)
After the Termination Date, the Executive will reasonably cooperate with the Company, at such times and on such terms as may be mutually agreed between the Executive and the Company, with respect to matters in which he was involved during the course of his employment with the Company, if and to the extent such cooperation is necessary or appropriate.

(f)
The Executive agrees that as of November 23, 2014 he resigned from all committees and boards of directors of each member of the Company Group of which the Executive is a member. Following the Termination Date, the Executive will be free to join boards of director of, and otherwise affiliate with, organizations of the Executive’s choosing, subject to compliance with any restrictive covenants applicable to the Executive.

(g)
The Executive is encouraged to consult and has consulted with an attorney before signing this Agreement and acknowledges that he was offered sufficient time to consider it. The Company shall pay the Executive’s reasonable and documented counsel fees incurred in connection with the negotiation and documentation of this Agreement.

(h)
The Executive may revoke this Agreement within seven (7) days of the date of the Executive’s signature. Revocation can be made by delivering a written notice of revocation to Elizabeth B. Amato, Senior Vice President, Human Resources and Organization, United Technologies Corp., One Financial Plaza, Hartford, CT 06101. For this revocation to be effective, Ms. Amato must receive written notice no later than close of business on the seventh (7th) day after the Executive signs this Agreement. If the Executive revokes this Agreement, it shall not be effective or enforceable and the Executive will not receive the payment and/or benefits described herein and agrees to immediately repay to the Company the value of any benefits provided prior to revocation.

4.
Employer Release of Claims.  In consideration of the terms hereof, the Company on behalf of itself and its subsidiaries and affiliates hereby agrees to and does release and forever discharge the Executive, from any and all actions, damages, losses, costs and claims of any and every kind and nature whatsoever, at law or in equity, whether absolute or contingent, which any of the Releasees had, now has or may have arising out of, in connection with, or relating to the Executive having been an employee, officer or director of the Company or any of its subsidiaries or affiliates about which the Company had knowledge, or could reasonably be expected to have had knowledge, as of the date hereof; provided, however, that the Company does not release, acquit or discharge the Executive from (i) any obligations to the Company under this Agreement or any obligations under agreements referenced in this Agreement, (ii) any acts or omissions in connection with his service to the Company involving gross negligence or for which the Executive would not be indemnified under applicable law or the Company’s organizational documents, and (iii) any claims that may arise from events or actions occurring after the Termination Date.  Without limiting the generality of the foregoing, except as contemplated by Section 12 of this Agreement, the Company agrees that it will not exercise and hereby does forego any right it may have under any provision under any plan, program or arrangement to recover, recoup, recapture, clawback or otherwise require the Executive to forfeit any award or repay any amount the Executive has received or may receive under any such plan, program or arrangement as a result of any action or inaction by the Executive prior to the date hereof about which the Company had knowledge, or could reasonably be expected to have had knowledge, as of the date hereof, and will not, in any event, initiate any claim for Company Remedies in an arbitrary or capricious manner or seek damages, including by recoupment or repayment, that constitute punitive damages.

5.	The Executive makes the following representations to and agreements with the Company:

(a)
From the Termination Date through December 31, 2017, the Executive will not make any statements or disclose any items of information which are or may reasonably be considered to be adverse to the interests of the Company. The Executive agrees that he will not disparage the Company, its executives, directors or products.

(b)
The Executive has previously returned to the Company all Company Information (as defined herein), Company related reports, files, memoranda, records, credit cards, cardkey passes, garage key cards, door and file keys, computer access codes, software and other property (other than the Company provided blackberry and laptop, which the Executive will promptly return to the Company) which he received or prepared or helped to prepare in connection with his employment. The Executive has not and will not retain any copies, duplicates, reproductions or excerpts thereof. The term “Company Information,” as used in this Agreement, means (i) confidential or proprietary information including without limitation information received from third parties under confidential or proprietary conditions; (ii) information subject to the Company’s attorney-client or work-product privilege; and (iii) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company’s interests.

(c)
The Executive acknowledges that in the course of his employment with the Company he has acquired Company Information and that such Company Information has been disclosed to him in confidence and for the Company’s use only. The Executive agrees that, except as (x) he may otherwise be directed under this Agreement, (y) as required by law, regulation or legal or regulatory proceeding (subject to advance notice to the Company unless prohibited by law) or (z) in connection with the defense of any claim by the Company or any of its subsidiaries or affiliates against, or the enforcement of any claim or legal or equitable right by, the Executive against the Company or any of its subsidiaries or affiliates, he (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third party and (iii) will not make use of Company Information on his own behalf or on behalf of any third party. In the event that the Executive becomes legally compelled to disclose any Company Information, it is agreed that the Executive will provide the Company with prompt written notice of such request(s) so that the Company may seek a protective order or other appropriate legal remedy to which it may be entitled. The Executive acknowledges that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement may cause irreparable damage to the trade secret, confidential or proprietary status of Company Information and to the Company. Therefore, in such event the Company shall be entitled to seek an injunction prohibiting the Executive from any such disclosure, attempted disclosure, violation or threatened violation. When Company Information becomes generally available to the public other than by the Executive’s acts or omissions, it is no longer subject to the restrictions in this paragraph.

(d)
To further ensure the protection of Company Information, the Executive agrees that from the Termination Date through June 30, 2016, he will not accept employment in any form (including entering into consulting relationships or similar arrangements) with a business which: (i) competes directly or indirectly with any of the Company’s principal business units; or (ii) is a material customer of or a material supplier to any of the Company’s businesses, unless the Executive has obtained the written consent of the Senior Vice President, Human Resources and Organization, or other applicable person. The Company agrees that it will respond promptly and consider in good faith any such request for consent, taking into account factors such as the nature and scope of the proposed relationship, the inherent risk to Company Information and the actual competitive risk created by the proposed relationship. The parties agree that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

(e)
From the Termination Date through June 30, 2016, the Executive will not, on behalf of himself or any other person or entity, (i) solicit or cause or allow to be solicited (under those conditions which he controls) for employment or otherwise attempt to retain the services of any individual then employed or engaged by the Company or its affiliates or who was so employed or engaged during the three-month period preceding such solicitation, or (ii) encourage any such person to leave the employ of the Company or its affiliates.

(f)	The Executive acknowledges that the Intellectual Property Agreement between him and the Company will continue in full force and effect following the Termination Date.

(g)
The Executive represents that, to the best of his knowledge, he has not violated any substantive Company policy in any manner that would serve as a basis for a material claim by the Company or any of its affiliates against the Executive, it being understood that no action or omission by the Executive taken in good faith and in the reasonable belief that it was in the best interests of the Company shall constitute a breach of this representation.

(h)
In addition to any other rights the Company may have, including the right to seek injunctive relief, should the Executive breach any of the terms of this Section 5, the Company will have the right to cease any and all future payments and benefits provided under this Agreement (other than with respect to the awards under the LTIP for which the Company’s clawback or recoupment right will be governed by the terms of the LTIP).

6.	The Company hereby makes the following representations and agreements:

(a)	The Company represents to the Executive that it is fully authorized and empowered to enter into this Agreement.

(b)
The Company will provide to the Executive for his review, prior to its filing or release to the public, any proposed disclosure regarding this Agreement on a Form 8-K. The Company will consider in good faith any suggested changes to any such proposed disclosure.

7.
The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Agreement shall continue in full force and effect.

8.
This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto, shall be governed by the laws of the State of Connecticut, without giving effect to the conflicts of law principles of such state that might apply the law of another jurisdiction.

9.
Except with respect to the covenants in Section 5 which may be enforced in a court of competent jurisdiction in the State of Connecticut, any dispute arising between the Company and the Executive with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration in New York, New York, for resolution in accordance with the JAMS , modified to provide that the decision by the arbitrator shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrator and the parties; and shall be rendered as soon as reasonably practicable following the impanelling of the arbitrator. The arbitrator shall be selected in accordance with the rules of JAMS.

10.
This Agreement constitutes the entire agreement between the parties and supersedes all previous communications between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

11.	Any notice under this agreement shall be in writing and addressed to the Executive as follows:
[Intentionally omitted]

With a Copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza,
New York, NY 10004
Attention: Donald P. Carleen, Esq.
Telephone: (212) 859-8202
Fax: (212) 859-4000
and addressed to the Company as follows:
United Technologies Corporation
One Financial Plaza
Hartford, CT 06101
Attention: Senior Vice President, Human Resources and Organization.
Either party may change its address for notices by giving the other party notice of the change. All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by courier or certified or registered U.S. mail, upon receipt.

12.
The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by law and to impute income to the Executive with respect to any benefits provided hereunder or provided prior to the Termination Date in a manner consistent with past practice. The Executive, or his estate, shall be responsible for any and all tax liability imposed on amounts paid or benefits provided hereunder. The Executive agrees that he will promptly remit to the Company any amounts owed to the Company as a result of the final reconciliation of applicable expense accounts, an accounting of which has been provided to the Executive.

13.
The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. For purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service,” and the parties agree that, notwithstanding anything contained herein to the contrary, with regard to any payment or the provision of any benefit deemed to constitute “nonqualified deferred compensation” subject to Section 409A under this Agreement or any other plan, agreement or arrangement of the Company, the Executive’s “separation from service” for purposes of Section 409A occurred on the date of his cessation of service as Chairman and Chief Executive Officer of the Company. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. To the extent any reimbursement or in-kind payment provided pursuant to this Agreement is deemed “nonqualified deferred compensation” subject to Section 409A then (i) all such expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and (iii) the right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

14.
The Executive states that he has read this Agreement, including Section 3 containing the Employee Release of Claims, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily assents to its terms.

15.
This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

16.	The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the day and year first above written.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ RICHARD M KAPLAN
Richard M. Kaplan, Associate General Counsel

EXECUTIVE

/s/ LOUIS R. CHÊNEVERT
Louis R. Chênevert